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                                                                      EXHIBIT 99

NEWS RELEASE

          HBO & Company                           CliniCom, Inc.
          301 Perimeter Center North              Mark Trinske
          ATLANTA, GA 30346                       INVESTOR RELATIONS
          MONIKA BROWN                            (303) 665-7760
          INVESTOR RELATIONS                      Catherine Milburn
          (404) 668-5926                          Chief Financial Officer
                                                  (303) 443-9660

               HBOC SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CLINICOM

          ATLANTA, July 17, 1995 -- Healthcare information solutions vendor HBO & Company (NASDAQ:HBOC) and CliniCom Inc. (NASDAQ:CLIN), a Boulder, Colo.-based developer of point-of-care clinical information systems, today announced that the parties have signed a definitive agreement for HBOC to acquire CliniCom.

          The acquisition, which is subject to certain conditions including regulatory and CliniCom shareholder approval, will be accounted for as a pooling of interests and is expected to close near the end of the third quarter 1995. Terms of the acquisition call for CliniCom's shareholders to receive 0.4 of a share of HBOC common stock for each of the approximately 8,660,000 currently outstanding CliniCom shares.

          HBOC and CliniCom have been marketing partners since the mid-'80s. In late 1993, the two companies entered into a "teaming" agreement through which HBOC offers a combination of CliniCom's and its own applications as its patient-focused clinical solution, Pathways Care Manager. "The merger will offer HBOC a greater opportunity to build on CliniCom's considerable expertise in clinical information systems, which are so critical to managing patient care throughout today's burgeoning integrated delivery networks," said HBOC president and CEO Charles W. McCall.

          "CliniCom's relationship with HBO & Company has been very positive, and we look forward to the teaming of the two companies providing our customers and shareholders with increased value," said CliniCom CEO William H. Brehm. "CliniCom provides HBOC with a mechanism whereby various healthcare information systems can be integrated, and as part of the HBOC team we will be better able to address the consolidating healthcare

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market, greatly benefiting from HBOC's tremendous strength and reputation in the healthcare information systems market."

          HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.

          CliniCom provides information solutions that enable healthcare providers to implement more consistent and measurable patient care. CliniCom's clinical orientation and functionally integrated product architecture have been designed to allow a health organization to effectively manage patient care throughout all areas of its health system.




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